Exhibit 3.2

ARTICLES OF AMENDMENT
SCION CARDIO-VASCULAR, INC.

Effective as of May 5, 2005, the members of the Board of Directors of Scion Cardio-Vascular, Inc. (the “Corporation”), each by written action without a meeting, duly adopted the following Articles of Amendment to the Articles of Incorporation of the Corporation in accordance with Florida Statutes 607.1006 and 607.1025.

1.

The authorized number of shares of stock of the Corporation shall be increased from 10,000,000 to 100,000,000, of which 99,046,250 shall be Common Stock and 953,750 shares shall be Preferred Stock, each with a par value of $.01.  Accordingly, Article IV of the Articles of Incorporation is modified to read as follows:

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 100,000,000: 99,046,250 shares of which shall be Common Stock with a par value of $.01 and 953,750 shares of which shall be Preferred Stock with a par value of $.01.

2.

The Corporation shall replace each shareholder’s existing stock certificate(s) with a certificate(s) representing ten times the original number of shares held by that shareholder and of the same class of stock held by that shareholder.

3.

This amendment to the Articles of Incorporation of the Corporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of stock and does not result in the percentage of authorized shares that remain unissued after the division of shares exceeding the percentage of authorized shares that were unissued before the division of the shares.

4.	Shareholder action was not required for this amendment.

5.	Except as noted above, the Articles of Incorporation of the Corporation remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Scion Cardio-Vascular has caused this certificate to be signed by its President as of the 5th day of May 2005.

SCION CARDIO-VASCULAR, INC.

/s/ George Golik
George Golik President